EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hooper Holmes, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-57769) on Form S-3 and (Nos. 333-147358, 333-72422, 333-57771, 333-04785 and 33-53086) on Form S-8 of Hooper Holmes, Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Hooper Holmes, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”, effective January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123R “Share-Based Payment”, effective January 1, 2006.

/s/ KPMG LLP

Short Hills, New Jersey
March 17, 2008